Consent of Independent Auditors

We consent to the inclusion in this Offering Circular of WISEAR Company (the "Company") on Form 1-A Post Qualification Amendment of our report dated November 25, 2025, with respect to our audit of the financial statements of the Company as of December 31, 2024 and 2023 and for the years ended December 31, 2024, which report appears in this Offering Circular. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

AKELYS

François LAMY

Paris, France

March 31, 2026